Exhibit 99.1
Enphase Energy Reports Financial Results for the Second Quarter of 2026
FREMONT, Calif., July 28, 2026 - Enphase Energy, Inc. (NASDAQ: ENPH), a global energy technology company, announced today financial results for the second quarter of 2026, which included the summary below from its President and CEO, Badri Kothandaraman.
We reported quarterly revenue of $291.9 million in the second quarter of 2026 and shipped approximately 1.59 million IQ® Microinverters, or 725.2 megawatts DC, and 113.8 megawatt hours (MWh) of IQ® Batteries.
Highlights for the second quarter of 2026 are listed below:
•Strong progress on development of IQ® SST; achieved key technical milestones and deepened customer engagement with potential multi-gigawatt opportunities
•Revenue of $291.9 million
•GAAP gross margin of 60.0%; non-GAAP gross margin of 46.8%
•GAAP operating income of $51.5 million; non-GAAP operating income of $56.7 million
•GAAP net income of $36.1 million; non-GAAP net income of $61.5 million
•GAAP diluted earnings per share of $0.27; non-GAAP diluted earnings per share of $0.46
•Free cash flow of $25.9 million; ending cash, cash equivalents and marketable securities of $937.7 million
•Shipped 1.58 million microinverters and battery inverters from Texas and South Carolina facilities
•Executed agreements year-to-date with third-party owners totaling approximately $1.08 billion: $202.4 million under the 5% ITC Safe Harbor and $878.6 million under the Physical Work Test
Our revenue and earnings for the second quarter of 2026 are provided below, compared with the prior quarter:
(In thousands, except per share and percentage data)

	GAAP			Non-GAAP
	Q2 2026	Q1 2026	Q2 2025	Q2 2026	Q1 2026	Q2 2025
Revenue	$291,854	$282,900	$363,153	$291,854	$282,900	$363,153
Gross margin	60.0%	35.5%	46.9%	46.8%	43.9%	48.6%
Operating expenses	$123,495	$130,036	$133,486	$79,820	$76,954	$77,781
Operating income (loss)	$51,519	$(29,643)	$37,007	$56,697	$47,270	$98,613
Net income (loss)	$36,079	$(7,406)	$37,052	$61,515	$62,256	$89,869
Basic EPS	$0.27	$(0.06)	$0.28	$0.47	$0.47	$0.69
Diluted EPS	$0.27	$(0.06)	$0.28	$0.46	$0.47	$0.69

Total revenue for the second quarter of 2026 was $291.9 million, compared to $282.9 million in the first quarter of 2026. Second-quarter revenue included $84.3 million of safe harbor revenue, compared to $34.5 million in the first quarter. Revenue in the United States decreased approximately 3%, while revenue in Europe increased approximately 35%.
Non-GAAP gross margin was 46.8% in the second quarter, up from 43.9% in the first quarter. Reciprocal tariffs reduced gross margin by approximately 2.0 percentage points, down from approximately 4.3 percentage points in the first quarter.
Non-GAAP operating expenses were $79.8 million in the second quarter, compared to $77.0 million in the first quarter, primarily due to increased investment in R&D. Non-GAAP operating income increased to $56.7 million, compared to $47.3 million in the first quarter.

We exited the second quarter of 2026 with $937.7 million in cash, cash equivalents and marketable securities, and generated $40.3 million in cash flow from operations. Capital expenditures were $14.4 million, compared to $19.9 million in the first quarter.
During the second quarter, we received approximately $41.0 million in refunds from U.S. Customs and Border Protection (CBP), followed by an additional $11.0 million after quarter end. The full $52.0 million impacted second-quarter GAAP results. Of this amount, $45.4 million was recognized as an increase to GAAP gross profit, improving GAAP gross margin by 15.6 percentage points; $1.6 million was recognized as GAAP interest income; and $5.0 million was capitalized as inventory as of June 30, 2026.
We shipped 113.8 MWh of IQ Batteries in the second quarter, compared to 103.1 MWh in the first quarter. More than 25,000 installers worldwide are now certified to install IQ Batteries, up from more than 24,000 in the first quarter.
During the second quarter, we accelerated development of the IQ® Solid-State Transformer (IQ SST) for next-generation AI data centers. We are actively engaged with customers and ecosystem partners, with a few opportunities advancing to the RFI and RFP stages and representing a potential multi-gigawatt pipeline. We achieved important milestones across the IQ SST power module, medium-voltage transformer, and system-control architecture, including a 15-module series stack operating at 4.16 kV AC with droop control, and remain on track for a full-system demonstration later this year.
We expanded our commercial portfolio during the second quarter. In the United States, we began shipping our IQ9S-3P™ Commercial Microinverter, a GaN-based 548 W microinverter designed for 480 V three-phase systems. Together with the IQ9N-3P™ Commercial Microinverter, the IQ9S-3P broadens our offering for the U.S. commercial solar market.
We also launched our IQ9N™ Residential Microinverter in the United States and key European markets in June 2026, followed by Australia and New Zealand in July. Built with advanced GaN technology, the IQ9N is designed to pair with today’s high-power residential solar modules and help maximize energy harvest and system performance.
At Intersolar Europe in June 2026, we showcased our upcoming IQ® Battery G5. This AC-coupled battery is designed to provide higher energy density and flexible capacity through stackable 5 kWh modules that can scale up to 30 kWh. It uses 100 Ah prismatic cells and is expected to deliver approximately 50% higher energy density than the fourth-generation IQ® Battery 10C, while reducing cost by approximately 40%.
We also showcased our IQ® Bidirectional EV Charger at Intersolar Europe. Built on our GaN power platform and designed to support modern 800 V DC electric vehicle architectures, the charger is engineered to move power efficiently and bidirectionally between the grid-facing AC system and the vehicle. We are collaborating with several leading global automotive manufacturers to support the adoption of this product.
BUSINESS HIGHLIGHTS
•On July 27, 2026, Enphase Energy announced the publication of a new technical white paper titled "The Enphase Kestrel ASIC: A Purpose-Built Platform for Intelligent Power Conversion."
•On July 21, 2026, Enphase Energy announced that homeowners across Europe with existing second-generation Enphase IQ Batteries can now enjoy home backup when they add an IQ® System Controller and expand their energy storage while keeping the batteries they already own.
•On July 16, 2026, Enphase Energy highlighted the safety and reliability of its IQ® EV Charger 2 across Europe’s diverse climates.
•On July 13, June 23, and June 11, 2026, Enphase Energy announced the launch of the new IQ9N Microinverter for residential solar systems in Australia and New Zealand, the United States, and key European markets, respectively.
•On July 9, 2026, Enphase Energy announced that it opened pre-orders for the 20th anniversary limited edition IQ® PowerPack 1500, a smart, portable power station designed to provide reliable power at home, at work, and outdoors.
•On July 8, 2026, Enphase Energy announced it opened pre-orders for a smart thermostat with live solar, battery, and home power display.
•On June 30, 2026, Enphase Energy announced that it has joined the Open Compute Project Foundation as a Platinum member to help advance open standards for next-generation AI data center power infrastructure.

•On June 18, 2026, Enphase Energy announced that it began production shipments of its IQ9S-3P Commercial Microinverter, the company's most powerful microinverter currently available across the United States.
•On June 17, 2026, Enphase Energy announced plans to showcase the IQ Battery G5, IQ9N Microinverter, IQ Bidirectional EV Charger, and IQ® Energy Management platform at Intersolar Europe in Munich, Germany.
•On May 21, 2026, Enphase Energy announced it published a technical white paper on its adoption of gallium nitride (GaN) bi-directional switch technology for next-generation distributed power electronics for AI data centers.
•On May 18, 2026, Enphase Energy announced the launch of its PowerMatch™ battery software technology across North America and selected countries in Central America and the Caribbean.
•On May 7, 2026, Enphase Energy announced a new safe harbor agreement with a U.S. solar and battery financing company offering leases and PPAs to homeowners and businesses.
•On May 4, 2026, Enphase Energy announced it published a technical white paper titled “IQ Solid-State Transformer: Intelligent Power for AI.”
THIRD QUARTER 2026 FINANCIAL OUTLOOK
For the third quarter of 2026, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $290.0 million to $320.0 million, which includes shipments of 130 to 150 MWh of IQ Batteries. This outlook includes approximately $75.0 million of safe harbor shipments.
•GAAP gross margin to be within a range of 42.0% to 45.0%, including approximately 2 percentage points of reciprocal tariff impact.
•Non-GAAP gross margin to be within a range of 44.0% to 47.0%, including approximately 2 percentage points of reciprocal tariff impact. Non-GAAP gross margin excludes stock-based compensation expense and acquisition related amortization.
•GAAP operating expenses to be within a range of $120.0 million to $124.0 million.
•Non-GAAP operating expenses to be within a range of $76.0 million to $80.0 million, excluding $44.0 million estimated for stock-based compensation expense, acquisition related amortization, and restructuring and asset impairment charges.
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Use of non-GAAP Financial Measures
Enphase Energy has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by Enphase Energy include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income, net income per share (basic and diluted), and free cash flow.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Enphase Energy’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Enphase Energy uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase Energy believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables below, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of Enphase Energy’s current operating performance and a comparison to its past operating performance:
Tariff refunds. This item represents refunds received for tariffs previously imposed under the International Emergency Economic Powers Act, which were invalidated following the United States Supreme Court ruling in Learning Resources, Inc. v. Trump. The Company received refunds and associated interest of approximately $41.0 million and $11.0 million in the three months ended June 30, 2026 and in July 2026, respectively, from CBP related to tariffs paid during fiscal 2025 and the first quarter of fiscal 2026, of which $45.4 million was recognized as a reduction to cost of revenues during the three and six months ended June 30, 2026, $1.6 million was recognized as interest income in the three and six months ended June 30, 2026, and $5.0 million was capitalized as a cost of inventory as of June 30, 2026. Of the $45.4 million refunds recognized as a reduction to cost of revenues, $43.4 million of the tariff costs incurred were previously recorded as a cost of revenues in prior periods and are excluded from non‑GAAP measures, along with the associated $1.6 million interest earned from those payments, as they are related to prior periods and not reflective of the Company’s ongoing financial performance.
AMPTC adjustment. In the first quarter of 2026, the Company decided to sell its Advanced Manufacturing Production Tax Credit (AMPTC) generated in 2025 and going forward in the tax credit transfer market. The Company sold $235.0 million of AMPTC generated in 2025 at 93% of face value, resulting in a discount of approximately $16.5 million. The Company also incurred approximately $2.5 million in transaction-related fees. Because these amounts relate to AMPTC generated in the prior fiscal year and do not reflect the Company’s ongoing operating performance, the Company excluded them from its non-GAAP financial measures for the first quarter of 2026.
Stock-based compensation expense. Enphase Energy excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by Enphase Energy’s stock price at the time of an award over which management has limited to no control.
Acquisition related expenses and amortization. This item represents costs incurred in connection with acquisition-related activities, which are not indicative of normal, recurring operating expenses, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of Enphase Energy’s ongoing financial performance.
Restructuring and asset impairment charges. Enphase Energy excludes restructuring and asset impairment charges due to the nature of the expenses being unusual and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for cash-based severance costs, accelerated stock-based compensation expense and asset write-downs of property and equipment and acquired intangible assets, and other contract termination costs resulting from restructuring initiatives.
Non-cash interest expense. This item consists primarily of amortization of debt issuance costs and accretion of debt discount because these expenses do not represent a cash outflow for Enphase Energy except in the period the financing was secured and such amortization expense is not reflective of Enphase Energy’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to Enphase Energy’s GAAP tax provision or benefit to exclude the income tax effects of GAAP adjustments such as stock-based compensation, amortization of purchased intangibles, and other non-recurring items that are not reflective of Enphase Energy ongoing financial performance.

Non-GAAP net income per share, diluted. Enphase Energy excludes the dilutive effect of in-the-money portion of convertible senior notes as they are covered by convertible note hedge transactions that reduce potential dilution to our common stock upon conversion of the Notes due 2028, and includes the dilutive effect of employee’s stock-based awards and the dilutive effect of warrants. Enphase Energy believes these adjustments provide useful supplemental information to the ongoing financial performance.
Free cash flow. This item represents net cash flows from operating activities less purchases of property and equipment.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its second quarter 2026 results and third quarter 2026 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (833) 634-5018. A live webcast of the conference call will also be accessible from the “Investor Relations” section of Enphase Energy’s website at https://investor.enphase.com. Following the webcast, an archived version will be available on the website for approximately one year. In addition, an audio replay of the conference call will be available by calling (855) 669-9658; replay access code 8131398, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to its third quarter of 2026 financial performance and outlook, including revenue, shipments of IQ Batteries by MWh, gross margin, and operating expenses; anticipated demand for Enphase Energy’s microinverter, battery, energy management, and commercial products; expectations regarding the commercial microinverter market opportunity in the United States, including the IQ9S-3P Commercial Microinverter; the expected availability of the IQ Battery G5 and IQ Bidirectional EV Charger in Europe; expectations regarding the expansion of the IQ Energy Management platform to additional markets; expectations regarding the expected impact of tax credit expirations, tariff structures, and incentive programs; expectations regarding safe harbor agreements and the timing and variability of related revenue recognition; the capabilities, advantages, features, and performance of Enphase Energy’s technology and products, including GaN-based microinverters and PowerMatch battery software; and Enphase Energy’s expectations regarding the timing and development of its IQ SST product for data centers. These forward-looking statements are based on Enphase Energy’s current expectations and assumptions and inherently involve significant risks and uncertainties. Actual results may differ materially from those expressed or implied by these forward‑looking statements. Such risks include, but are not limited to, fluctuations in market demand; changes in installer and customer purchasing behavior; changes in tax credits, tariffs, incentive programs, and regulatory policies, including the expiration of existing tariffs and potential imposition of replacement tariffs; energy pricing volatility; supply chain and manufacturing constraints; safe harbor agreement execution and the timing of related revenue recognition and cash flows; product performance and reliability; successful expansion into commercial solar and international markets; and other factors discussed in Enphase Energy’s filings with the Securities and Exchange Commission, including those risks described in more detail in Enphase Energy’s most recently filed Annual Report on Form 10‑K, and other documents on file with the SEC from time to time and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at https://investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company based in Fremont, CA, is the world's leading supplier of microinverter-based solar and battery systems, EV chargers, home energy management systems, and virtual power plant (VPP) solutions. Enphase products enable people to harness the sun to make, use, save, and sell their own power, all controlled through the Enphase App. The company revolutionized the solar industry with its microinverter-based technology and has shipped approximately 89.4 million microinverters, with approximately 5.3 million Enphase-based systems deployed in over 165 countries. For more information, visit https://enphase.com.

© 2026 Enphase Energy, Inc. All rights reserved. Enphase Energy, Enphase, the “e” logo, IQ, and certain other marks listed at https://enphase.com/trademark-usage-guidelines are trademarks or service marks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:

Zach Freedman
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net revenues	$291,854	$282,900	$363,153	$574,754	$719,237
Cost of revenues	116,840	182,507	192,660	299,347	380,503
Gross profit	175,014	100,393	170,493	275,407	338,734
Operating expenses:
Research and development	45,658	44,867	45,421	90,525	95,595
Sales and marketing	45,545	48,087	50,708	93,632	99,656
General and administrative	31,334	33,255	34,035	64,589	68,070
Restructuring and asset impairment charges	958	3,827	3,322	4,785	6,484
Total operating expenses	123,495	130,036	133,486	253,531	269,805
Income (loss) from operations	51,519	(29,643)	37,007	21,876	68,929
Other income, net
Interest income	12,154	12,625	14,911	24,779	31,943
Interest expense	(327)	(633)	(815)	(960)	(2,862)
Other income (expense), net	(1,447)	3,791	(8,898)	2,344	(8,912)
Total other income, net	10,380	15,783	5,198	26,163	20,169
Income (loss) before income taxes	61,899	(13,860)	42,205	48,039	89,098
Income tax benefit (provision)	(25,820)	6,454	(5,153)	(19,366)	(22,316)
Net income (loss)	$36,079	$(7,406)	$37,052	$28,673	$66,782
Net income (loss) per share:
Basic	$0.27	$(0.06)	$0.28	$0.22	$0.51
Diluted	$0.27	$(0.06)	$0.28	$0.22	$0.50
Shares used in per share calculation:
Basic	131,963	131,337	131,031	131,652	131,447
Diluted	135,122	131,337	135,219	132,788	135,719

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$529,344	$474,318
Marketable securities	408,364	1,038,536
Accounts receivable, net	273,607	229,881
Inventory	285,022	288,047
Prepaid expenses and other current assets	454,200	576,078
Total current assets	1,950,537	2,606,860
Property and equipment, net	136,449	136,804
Intangible assets, net	13,081	22,288
Goodwill	213,231	214,760
Other assets	316,290	222,677
Deferred tax assets, net	289,671	306,403
Total assets	$2,919,259	$3,509,792
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$124,591	$203,039
Accrued liabilities	188,516	217,366
Deferred revenues, current	224,272	180,524
Warranty obligations, current	27,784	29,038
Debt, current	—	632,183
Total current liabilities	565,163	1,262,150
Long-term liabilities:
Deferred revenues, non-current	358,233	337,923
Warranty obligations, non-current	175,422	185,005
Other liabilities	65,769	65,497
Debt, non-current	572,836	572,194
Total liabilities	1,737,423	2,422,769
Total stockholders’ equity	1,181,836	1,087,023
Total liabilities and stockholders’ equity	$2,919,259	$3,509,792

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Cash flows from operating activities:
Net income (loss)	$36,079	$(7,406)	$37,052	$28,673	$66,782
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,196	20,815	20,085	41,011	40,000
Discount from sale of AMPTC generated	—	16,450	—	16,450	—
Amortization (accretion) of investments purchased at a premium (discount)	184	5,108	(1,234)	5,292	2,278
Provision for credit losses	90	51	130	141	192
Asset impairment	—	79	1,538	79	1,565
Non-cash interest expense	327	633	828	960	2,507
Change in fair value of debt securities and tax equity fund	2,494	82	9,464	2,576	9,141
Stock-based compensation	43,554	48,991	53,896	92,545	109,529
Deferred income taxes	21,203	(3,127)	403	18,076	8,963
Changes in operating assets and liabilities:
Accounts receivable	(77,229)	41,555	8,681	(35,674)	10,441
Inventory	5,679	(2,654)	(28,991)	3,025	(8,012)
Prepaid expenses and other assets	(125,984)	155,340	(64,261)	29,356	(139,814)
Accounts payable, accrued and other liabilities	2,477	(118,126)	37,212	(115,649)	91,444
Warranty obligations	(1,001)	(9,836)	2,639	(10,837)	13,197
Deferred revenues	112,254	(45,084)	(50,813)	67,170	(133,170)
Net cash provided by operating activities	40,323	102,871	26,629	143,194	75,043
Cash flows from investing activities:
Purchases of property and equipment	(14,394)	(19,898)	(8,259)	(34,292)	(22,867)
Issuance of secured revolving credit facility	(29,000)	—	—	(29,000)	—
Issuance of loan receivable	—	(1,000)	—	(1,000)	—
Investment in tax equity fund	—	—	(1,440)	—	(8,344)
Receipts of loan receivables	10,085	—	—	10,085	—
Purchases of marketable securities	(29,006)	—	(284,306)	(29,006)	(485,132)
Maturities and sales of marketable securities	52,779	597,281	242,820	650,060	578,218
Net cash provided by (used in) investing activities	(9,536)	576,383	(51,185)	566,847	61,875
Cash flows from financing activities:
Settlement of Notes due 2026	—	(632,500)	—	(632,500)	—

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Settlement of Notes due 2025	—	—	—	—	(102,168)
Repurchases of common stock	—	—	(29,993)	—	(129,957)
Proceeds from issuances of common stock under employee equity plans	4,171	—	5,302	4,171	5,369
Payments of withholding taxes related to net share settlement of equity awards	(2,540)	(18,686)	(2,864)	(21,226)	(14,974)
Net cash provided by (used in) financing activities	1,631	(651,186)	(27,555)	(649,555)	(241,730)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(620)	(4,840)	7,557	(5,460)	11,232
Net increase (decrease) in cash, cash equivalents and restricted cash	31,798	23,228	(44,554)	55,026	(93,580)
Cash, cash equivalents and restricted cash — Beginning of period	497,546	474,318	415,090	474,318	464,116
Cash, cash equivalents and restricted cash — End of period	$529,344	$497,546	$370,536	$529,344	$370,536

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Gross profit (GAAP)	$175,014	$100,393	$170,493	$275,407	$338,734
Tariff refunds	(43,411)	—	—	(43,411)	—
AMPTC adjustment	—	18,905	—	18,905	—
Stock-based compensation	3,666	3,584	4,311	7,250	8,550
Acquisition related amortization	1,248	1,342	1,590	2,590	3,170
Gross profit (Non-GAAP)	$136,517	$124,224	$176,394	$260,741	$350,454

Gross margin (GAAP)	60.0%	35.5%	46.9%	47.9%	47.1%
Tariff refunds	(14.9)	—	—	(7.6)	—
AMPTC adjustment	—	6.7	—	3.3	—
Stock-based compensation	1.3	1.3	1.3	1.3	1.2
Acquisition related amortization	0.4	0.4	0.4	0.5	0.4
Gross margin (Non-GAAP)	46.8%	43.9%	48.6%	45.4%	48.7%

Operating expenses (GAAP)	$123,495	$130,036	$133,486	$253,531	$269,805
Stock-based compensation (1)	(39,714)	(45,429)	(49,506)	(85,143)	(100,391)
Acquisition related expenses and amortization	(3,003)	(3,826)	(2,877)	(6,829)	(5,726)
Restructuring and asset impairment charges (1)	(958)	(3,827)	(3,322)	(4,785)	(6,484)
Operating expenses (Non-GAAP)	$79,820	$76,954	$77,781	$156,774	$157,204

(1) Includes stock-based compensation as follows:
Research and development	$17,569	$18,834	$20,481	$36,403	$42,128
Sales and marketing	12,363	14,717	16,657	27,080	33,053
General and administrative	9,782	11,878	12,368	21,660	25,210
Restructuring and asset impairment charges	174	(22)	79	152	588
Total	$39,888	$45,407	$49,585	$85,295	$100,979

Income (loss) from operations (GAAP)	$51,519	$(29,643)	$37,007	$21,876	$68,929
Tariff refunds	(43,411)	—	—	(43,411)	—
AMPTC adjustment	—	18,905	—	18,905	—
Stock-based compensation	43,380	49,013	53,817	92,393	108,941
Acquisition related expenses and amortization	4,251	5,168	4,467	9,419	8,896
Restructuring and asset impairment charges	958	3,827	3,322	4,785	6,484
Income from operations (Non-GAAP)	$56,697	$47,270	$98,613	$103,967	$193,250

Net income (loss) (GAAP)	$36,079	$(7,406)	$37,052	$28,673	$66,782
Tariff refunds	(45,029)	—	—	(45,029)	—
AMPTC adjustment	—	18,905	—	18,905	—
Stock-based compensation	43,380	49,013	53,817	92,393	108,941
Acquisition related expenses and amortization	4,251	5,168	4,467	9,419	8,896
Restructuring and asset impairment charges	958	3,827	3,322	4,785	6,484
Non-cash interest expense	327	633	829	960	2,507

Non-GAAP income tax adjustment	21,549	(7,884)	(9,618)	13,665	(14,498)
Net income (Non-GAAP)	$61,515	$62,256	$89,869	$123,771	$179,112

Net income (loss) per share, basic (GAAP)	$0.27	$(0.06)	$0.28	$0.22	$0.51
Tariff refunds	(0.34)	—	—	(0.34)	—
AMPTC adjustment	—	0.14	—	0.14	—
Stock-based compensation	0.33	0.37	0.41	0.70	0.80
Acquisition related expenses and amortization	0.03	0.04	0.03	0.07	0.08
Restructuring and asset impairment charges	0.01	0.03	0.03	0.04	0.06
Non-cash interest expense	—	—	0.01	0.01	0.02
Non-GAAP income tax adjustment	0.17	(0.05)	(0.07)	0.10	(0.11)
Net income per share, basic (Non-GAAP)	$0.47	$0.47	$0.69	$0.94	$1.36

Shares used in basic per share calculation GAAP and Non-GAAP	131,963	131,337	131,031	131,652	131,447

Net income (loss) per share, diluted (GAAP)	$0.27	$(0.06)	$0.28	$0.22	$0.50
Tariff refunds	(0.34)	—	—	(0.34)	—
AMPTC adjustment	—	0.14	—	0.14	—
Stock-based compensation	0.33	0.37	0.41	0.70	0.83
Acquisition related expenses and amortization	0.03	0.04	0.03	0.07	0.07
Restructuring and asset impairment charges	0.01	0.03	0.03	0.04	0.05
Non-cash interest expense	—	—	0.01	0.01	0.02
Non-GAAP income tax adjustment	0.16	(0.05)	(0.07)	0.09	(0.11)
Net income per share, diluted (Non-GAAP)	$0.46	$0.47	$0.69	$0.93	$1.36

Shares used in diluted per share calculation GAAP	135,122	131,337	135,219	132,788	135,719
Shares used in diluted per share calculation Non-GAAP	133,104	132,373	131,144	132,788	131,644

Net cash provided by operating activities (GAAP)	$40,323	$102,871	$26,629	$143,194	$75,043
Purchases of property and equipment	(14,394)	(19,898)	(8,259)	(34,292)	(22,867)
Free cash flow (Non-GAAP)	$25,929	$82,973	$18,370	$108,902	$52,176